Exhibit 2 - Charters and Bylaws

Exhibit 2.1 Lelantos Holdings Articles of Merger
Exhibit 2.2 Lelantos Holdings Certificate of Incorporation
Exhibit 2.3 Lelantos Holdings Bylaws
Exhibit 2.4 Lelantos Energy Limited Liability Company Certificate of Formation
Exhibit 2.5 Lelantos Energy Operating Agreement
Exhibit 2.6 Lelantos Holdings Corporate and Subsidiary Organization Chart